                                                                  EXHIBIT (a)(1)

                            [BRIGGS & STRATTON LOGO]
                        OFFER TO PURCHASE FOR CASH UP TO
                      5,875,000 SHARES OF ITS COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                  AT A PURCHASE PRICE NOT IN EXCESS OF $51.00
                         NOR LESS THAN $43.00 PER SHARE
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK
                                      CITY
         TIME, ON TUESDAY, MAY 20, 1997, UNLESS THE OFFER IS EXTENDED.
                               ------------------
 Briggs & Stratton Corporation, a Wisconsin corporation (the "Company"), hereby invites its shareholders to tender shares of its common stock, par value $.01 per share (including the associated Common Stock Purchase Rights) (the "Shares"), to the Company at a price not in excess of $51.00 nor less than
 $43.00 per Share in cash, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related
 Letter of Transmittal, which together constitute the "Offer." The Company will determine the single per Share price, not in excess of $51.00 nor less than $43.00 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders.
  The Company will select the lowest Purchase Price that will allow it to buy 5,875,000 Shares (or such lesser number of shares as are properly tendered at prices not in excess of $51.00 nor less than $43.00 per Share). All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and the conditions of the Offer, including the proration and conditional tender provisions. All
   Shares purchased in the Offer will be purchased at the Purchase Price. The Company reserves the right, in its sole discretion, to purchase more than
            5,875,000 Shares pursuant to the Offer. See Section 15.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE
     OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

   The Shares are listed and traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "BGG." On April 21, 1997, the last full trading day on the NYSE prior to the commencement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $47.25. SHAREHOLDERS ARE URGED
       TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 8.

 THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED
 THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES
                             PURSUANT TO THE OFFER.

                                   IMPORTANT

    Any shareholder wishing to tender all or any part of his or her Shares should either (a) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and either mail or deliver it with any required signature guarantee and any other required documents to Firstar Trust Company (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or tender such Shares pursuant to the procedure for book-entry tender set forth in Section 3, or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person if they desire to tender their Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary, in any case, by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

    To properly tender Shares, shareholders (other than certain Odd Lot Holders (as defined herein)) must complete the section of the Letter of Transmittal relating to the price at which they are tendering Shares.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be obtained from the Information Agent.

    THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                      The Dealer Manager for the Offer is:

                       [CREDIT SUISSE/FIRST BOSTON LOGO]

                                    SUMMARY

     This general summary is solely for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details in this Offer to Purchase.

Purchase Price.............  The Company will select a single Purchase Price which will be not more than $51.00 nor less than $43.00 per Share. All Shares purchased by the Company will be purchased at the Purchase Price even if tendered at or below the Purchase Price. Each shareholder (other than certain Odd Lot Holders) desiring to tender Shares must specify in the Letter of Transmittal the minimum price (not more than $51.00 nor less than $43.00 per Share) at which such shareholder is willing to have his or her Shares purchased by the Company.

Number of Shares to be
  Purchased................  5,875,000 Shares (or such lesser number of Shares as are properly tendered).

How to Tender Shares.......  See Section 3. Call the Information Agent, the
                             Dealer Manager or consult your broker for assistance.

Brokerage Commissions and
Stock Transfer Tax.........  Tendering shareholders will not be obligated to pay brokerage fees or commissions to the Dealer
                             Manager, the Depositary or the Information Agent or, except as set forth in Instruction 7 to the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. A tendering shareholder who holds securities with such shareholder's broker may be required by such broker to pay a service charge or other fee.

Expiration and Proration
Dates......................  Tuesday, May 20, 1997 at 5:00 P.M., New York City
                             time, unless extended by the Company.

Payment Date...............  As soon as practicable after the termination of the
                             Offer.

Position of the Company and
its Directors..............  Neither the Company nor its Board of Directors
                             makes any recommendation to any shareholder as to whether to tender or refrain from tendering Shares. The Company has been advised that none of its directors or executive officers intends to tender any Shares pursuant to the Offer.

Withdrawal Rights..........  Tendered Shares may be withdrawn at any time until
                             5:00 P.M., New York City time, on Tuesday, May 20, 1997, unless the Offer is extended by the Company, and, unless previously purchased, after 12:00 Midnight, New York City time, on Tuesday, June 17, 1997. See Section 3.

Odd Lots...................  There will be no proration of Shares tendered by any shareholder owning beneficially less than 100 Shares who tenders all such Shares at or below the Purchase Price prior to the Proration Date and who checks the "Odd Lots" box in the Letter of Transmittal. See Section 1.

                               TABLE OF CONTENTS

SECTION                                                                 PAGE
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
INTRODUCTION..........................................................    4
THE OFFER.............................................................    6
   1.     Number of Shares; Proration.................................    6
   2.     Purpose of the Offer; Certain Effects of the Offer..........    8
   3.     Procedures for Tendering Shares.............................    9
   4.     Withdrawal Rights...........................................   13
   5.     Purchase of Shares and Payment of Purchase Price............   14
   6.     Conditional Tender of Shares................................   15
   7.     Certain Conditions of the Offer.............................   15
   8.     Price Range of Shares; Dividends............................   17
   9.     Source and Amount of Funds..................................   17
  10.     Certain Information Concerning the Company..................   18
  11.     Interest of Directors and Officers; Transactions and           20
            Arrangements Concerning Shares............................
  12.     Effects of the Offer on the Market for Shares; Registration    20
            under the Exchange Act....................................
  13.     Certain Legal Matters; Regulatory Approvals.................   21
  14.     Certain Federal Income Tax Consequences.....................   21
  15.     Extension of Offer; Termination; Amendment..................   24
  16.     Fees and Expenses...........................................   24
  17.     Miscellaneous...............................................   25

To the Holders of Common Stock of Briggs & Stratton Corporation:

                                  INTRODUCTION

     Briggs & Stratton Corporation, a Wisconsin corporation (the "Company"), invites its shareholders to tender shares of its Common Stock, par value $.01 per share (such shares, together with the associated Common Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of August 7, 1996, between the Company and Firstar Trust Company, as Rights Agent, are hereinafter referred to as the "Shares"), at a price not in excess of $51.00 nor less than $43.00 per Share, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, which together constitute the "Offer." The Company will determine the single per Share price, not in excess of $51.00 nor less than $43.00 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 5,875,000 Shares (or such lesser number of Shares as are properly tendered). All Shares acquired in the Offer will be acquired at the Purchase Price. All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tender will be returned. The Company reserves the right, in its sole discretion, to purchase more than 5,875,000 Shares pursuant to the Offer. See Section 15.

     THIS OFFER IS NOT CONDITIONED UPON THE TENDER OF ANY MINIMUM NUMBER OF SHARES BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES AND AT WHAT PRICE OR PRICES SHARES SHOULD BE TENDERED. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     Upon the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than 5,875,000 Shares are properly tendered at or below the Purchase Price and not withdrawn, the Company will buy Shares first from all Odd Lot Holders (as defined in Section 1) who properly tender all their Shares at or below the Purchase Price and then on a pro rata basis from all other shareholders who properly tender at prices at or below the Purchase Price (and did not withdraw them prior to the expiration of the Offer). See Section 1. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and not withdrawn and Shares not purchased because of proration or conditional tenders, will be returned at the Company's expense to the shareholders who tendered such Shares.

     The Purchase Price will be paid net to the tendering shareholder in cash for all Shares purchased. Tendering shareholders will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary or the Information Agent or, except as set forth in Instruction 7 to the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. A tendering shareholder who holds securities with such shareholder's broker may be required by such broker to pay a service charge or other fee. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER AND CERTAIN NON-U.S. SHAREHOLDERS MAY BE SUBJECT TO A 30% WITHHOLDING TAX. SEE
SECTION 14. The Company will pay all fees and expenses of Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or the "Dealer Manager"), Firstar Trust Company (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") incurred in connection with the Offer. See Section 16.

     In recent years, the Company's operations have typically generated substantial excess cash. Over the past several years, the Company has used this cash to fund new product development and for significant capital expenditures in connection with starting up and moving production to three new engine plants, building a new foundry and expanding its existing facilities in Kentucky and Missouri. Management of the Company subscribes to the premise that the value of the Company is enhanced if the capital invested in the Company's operations yields a cash return that is greater than the Company's cost of capital. Given this belief, the Company is continuing to implement its financial strategy by means of the Offer and a proposed public offering of unsecured and unsubordinated notes (the "Note Offering"). The proceeds of the Note Offering are expected to be used to repay borrowings incurred under the Company's credit facilities to fund a portion of the aggregate Purchase Price for Shares accepted by the Company pursuant to the Offer. See Section 9. The Company believes the Offer and the Note Offering will provide a capital structure that makes greater use of financial leverage without imposing excessive risk on either the Company's shareholders or creditors. The Company believes that the substitution of lower (after-tax) cost debt for equity in its permanent capital structure will reduce its overall cost of capital. The Company believes that its profitability and strong cash flows will accommodate the increased use of debt without impairing its ability to finance growth or increase cash dividends per Share.

     The Company's Board of Directors also believes that the Company's financial condition and outlook and current market conditions, including recent trading prices of the Shares, make this an attractive time to repurchase a portion of the outstanding Shares. In the view of the Company's Board of Directors, the Offer is an attractive use of the Company's financial resources and the use of cash and borrowings to fund the Offer will result in an efficient capital structure for the Company, as described above. Accordingly, the Offer is consistent with the Company's long term corporate goal of increasing shareholder value. Also as part of its financial strategy, subject to the discretion of the Company's Board of Directors and the requirements of applicable law, the Company currently intends to increase future cash dividends per Share at a rate that approximates the inflation rate. After the Offer and the Note Offering are completed, the Company believes that its financial condition, access to capital and outlook for continued favorable cash generation will allow it to continue to reinvest in its core business, including through research and development, capital expenditures and global expansion.

     The Offer provides shareholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices, not in excess of $51.00 nor less than $43.00 per Share, at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open market sales. In addition, the Offer may give shareholders the opportunity to sell at prices greater than market prices prevailing prior to announcement of the Offer.

     As of April 16, 1997, the Company had issued and outstanding 28,927,000 Shares and had reserved 3,361,935 Shares for issuance upon exercise of outstanding stock options. The 5,875,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 20% of the outstanding Shares. The Shares are listed and traded on the NYSE under the symbol "BGG." On April 15, 1997, the last full trading day prior to the announcement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $42.75, and on April 21, 1997, the last full trading day on the NYSE prior to the commencement of the Offer, the closing per Share sales price as reported on the NYSE Composite Tape was $47.25. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 8.

                                   THE OFFER

1. NUMBER OF SHARES; PRORATION.

     Upon the terms and subject to the conditions of the Offer, the Company will purchase 5,875,000 Shares or such lesser number of Shares as are properly tendered (and not withdrawn in accordance with Section 4) prior to the Expiration Date (as defined below) at prices not in excess of $51.00 nor less than $43.00 per Share in cash. The term "Expiration Date" means 5:00 P.M., New York City time, on Tuesday, May 20, 1997, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 15 for a description of the Company's right to extend, delay, terminate or amend the Offer. The Company reserves the right to purchase more than 5,875,000 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. See
Section 15. In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration, except for Odd Lots as explained below. The proration period also expires on the Expiration Date.

     The Company will select the lowest Purchase Price that will allow it to buy 5,875,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $51.00 nor less than $43.00 per Share). All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and the conditions of the Offer, including the proration and conditional tender provisions. All Shares purchased in the Offer will be purchased at the Purchase Price.

     THE OFFER IS NOT CONDITIONED UPON THE TENDER OF ANY MINIMUM NUMBER OF SHARES, BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

     In accordance with Instruction 5 of the Letter of Transmittal, shareholders (other than certain Odd Lot Holders) desiring to tender Shares must specify the price, not in excess of $51.00 nor less than $43.00 per Share, at which they are willing to sell their Shares to the Company. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price that it will pay for Shares properly tendered pursuant to the Offer and not withdrawn, taking into account the number of Shares tendered and the prices specified by tendering shareholders. The Company intends to select the lowest Purchase Price, not in excess of $51.00 nor less than $43.00 per Share, that will enable it to purchase 5,875,000 Shares (or such lesser number of Shares as are properly tendered) pursuant to the Offer. Shares properly tendered pursuant to the Offer at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, subject to the terms and conditions of the Offer, including the proration and conditional tender provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tender, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

     Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if more than 5,875,000 Shares have been properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, the Company will purchase properly tendered Shares on the basis set forth below:

          (a) first, all Shares tendered and not withdrawn prior to the Expiration Date by any Odd Lot Holder who:

             (1) tenders all Shares beneficially owned by such Odd Lot Holder at a price at or below the Purchase Price, including by electing to accept the Purchase Price determined by the Company (tenders of less than all Shares owned by such shareholder will not qualify for this preference); and

             (2) completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

          (b) second, after purchase of all of the foregoing Shares, all Shares conditionally tendered in accordance with Section 6, for which the condition was satisfied, and all other Shares tendered properly and unconditionally at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) as described below; and

          (c) third, if necessary, Shares conditionally tendered, for which the condition was not satisfied, at or below the Purchase Price and not withdrawn prior to the Expiration Date, selected by random lot in accordance with Section 6.

     Odd Lots. For purposes of the Offer, the term "Odd Lots" shall mean all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn by any person who owns, beneficially or of record, an aggregate of fewer than 100 Shares (an "Odd Lot Holder") (and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery). In order to qualify for this preference, an Odd Lot Holder must tender all such Shares in accordance with the procedures described in Section 3. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders. Any shareholder wishing to tender all of such shareholder's Shares pursuant to this Section should complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. See Instruction 8 to the Letter of Transmittal.

     The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any shareholder who tendered all Shares owned, beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own, beneficially or of record, an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase by the number of Shares purchased through the exercise of the right.

     Proration. If proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares, other than Odd Lot Holders, shall be based on the ratio of the number of Shares tendered by such shareholder to the total number of Shares tendered by all shareholders, other than Odd Lot Holders, at or below the Purchase Price, subject to the conditional tender provisions described in Section 6. Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not withdrawn, and because of the odd lot procedure, the Company does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately seven NYSE trading days after the Expiration Date. The preliminary results of any proration will be announced by press release as soon as practicable after the Expiration Date. Shareholders may obtain such preliminary information from the Information Agent or the Dealer Manager and may be able to obtain such information from their brokers.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

     The discussion in the Introduction, this Section 2, Section 9 and Section 10 contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. When used in this Offer to Purchase, the words "anticipate," "believe," "estimate," "intend" and "expect" and similar expressions are intended to identify such forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, among other things, the effects of weather on the purchasing patterns of the Company's customers and end use purchasers of the Company's engines; the seasonal nature of the Company's business; actions of competitors; changes in laws and regulations, including accounting standards; employee relations; customer demand; prices of purchased raw materials and parts; domestic economic conditions, including housing starts and changes in consumer disposable income; and foreign economic conditions, including currency rate fluctuations. Some or all of the factors are beyond the Company's control.

     The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price or prices (not in excess of $51.00 nor less than $43.00 per Share) at which they are willing to sell their Shares and, subject to the terms and conditions of the Offer, to sell those Shares for cash without the usual transaction costs associated with market sales. The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. In addition, the Offer may give shareholders the opportunity to sell Shares at prices greater than market prices prevailing prior to announcement of the Offer. Shareholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company and thus in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future. To the extent the purchase of Shares in the Offer results in a reduction of the number of shareholders of record, the costs of the Company for services to shareholders may be reduced.

     In recent years, the Company's operations have typically generated substantial excess cash. Over the past several years, the Company has used this cash to fund new product development and for significant capital expenditures in connection with starting up and moving production to three new engine plants, building a new foundry and expanding its existing facilities in Kentucky and Missouri. Management of the Company subscribes to the premise that the value of the Company is enhanced if the capital invested in the Company's operations yields a cash return that is greater than the Company's cost of capital. Given this belief, the Company is continuing to implement its financial strategy by means of the Offer and the Note Offering. The proceeds of the Note Offering are expected to be used to repay borrowings incurred under the Company's credit facilities to fund a portion of the aggregate Purchase Price for Shares accepted by the Company pursuant to the Offer. See Section 9. The Company believes the Offer and the Note Offering will provide a capital structure that makes greater use of financial leverage without imposing excessive risk on either the Company's shareholders or creditors. The Company believes that the substitution of lower (after-tax) cost debt for equity in its permanent capital structure will reduce its overall cost of capital. The Company believes that its profitability and strong cash flows will accommodate the increased use of debt without impairing its ability to finance growth or increase cash dividends per Share.

     The Company's Board of Directors also believes that the Company's financial condition and outlook and current market conditions, including recent trading prices of the Shares, make this an attractive time to repurchase a portion of the outstanding Shares. In the view of the Company's Board of Directors, the Offer is an attractive use of the Company's financial resources and the use of cash and borrowings to fund the Offer will result in an efficient capital structure for the Company, as described above. Accordingly, the Offer is consistent with the Company's long term corporate goal of increasing shareholder value. Also as part of its financial strategy, subject to the discretion of the Company's Board of Directors and the requirements of applicable law, the Company currently intends to increase future cash dividends per Share at a rate that approximates the inflation rate. After the Offer and the Note Offering are completed, the Company believes that its financial condition, access to capital and outlook for continued favorable cash generation will allow it to continue to reinvest in its core business, including through research and development, capital expenditures and global expansion.

     The amounts required to fund a portion of the Offer and pay related expenses will be provided by the Credit Agreement described in Section 9.

     The Company's Board of Directors has declared a dividend of $0.28 per Share to holders of record of the Company's Common Stock at the close of business on June 5, 1997, to be paid on or about June 27, 1997. Shares that are purchased pursuant to the Offer prior to June 5, 1997 will not be entitled to receive such dividend.

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER.

     The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise. The Company's Board of Directors has authorized the purchase of Shares, by means of the Offer and one or more open market or private transactions, for up to $300,000,000 aggregate consideration for the Shares. The Company has not purchased any Shares pursuant to the authorization, but may purchase Shares pursuant to the authorization in addition to the Shares purchased pursuant to the Offer. Any such purchase may be on the same terms or on terms which are more or less favorable to shareholders than the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the results of the Offer, the market price of the Shares, the Company's business and financial position and general economic and market conditions.

     Shares the Company acquires pursuant to the Offer will be held in the Company's treasury (unless and until the Company determines to retire such Shares) and will be available for the Company to issue without further shareholder action (except as required by applicable law or the rules of the NYSE or any other securities exchange on which the Shares are listed) for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plan or compensation programs for directors. The Company has no current plans for issuance of the Shares repurchased pursuant to the Offer, except that the Company is authorized to use the repurchased Shares from time to time in connection with employee benefit or compensation programs or stock plan or compensation programs for directors maintained by the Company.

3. PROCEDURES FOR TENDERING SHARES.

     Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer, (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), including any required signature guarantees and any other documents required by the Letter of Transmittal, must be received prior to 5:00 P.M., New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase or (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below. IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, SHAREHOLDERS (OTHER THAN CERTAIN ODD LOT HOLDERS) DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $.125) AT WHICH THEIR SHARES ARE BEING TENDERED. Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. IN ORDER TO PROPERLY TENDER SHARES (OTHER THAN SHARES TENDERED BY CERTAIN ODD LOT HOLDERS), ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

     In addition, Odd Lot Holders who tender all such Shares must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1, except in the case of certain tenders made pursuant to the book-entry procedures described in
Section 3. See Instruction 8 of the Letter of Transmittal.

     To prevent backup federal income tax withholding, and in the case of certain foreign shareholders, to prevent a 30% withholding tax, certain completed forms should accompany the Letter of Transmittal. See Section 14.

     Signature Guarantees and Method of Delivery. No signature guarantee is required (a) if the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal; or (b) if Shares are tendered for the account of a firm or other entity that is a member in good standing of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each such entity being hereinafter referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, or stock power guaranteed by an Eligible Institution.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by the Letter of Transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at each Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the respective Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such facility to transfer Shares into the Depositary's account in accordance with the respective Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date or (b) the guaranteed delivery procedure described below must be followed. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (a) such tender is made by or through an Eligible Institution;

          (b) the Depositary receives by hand, mail, telegram or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer to Purchase (specifying the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution; and

          (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees or other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of such Notice of Guaranteed Delivery.

     If any tendered Shares are not purchased or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at a Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering shareholder at the appropriate Book-Entry Transfer Facility, in each case without expense to such shareholder.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payments for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

     Savings Plans. As of April 15, 1997, the Company's Employee Savings and Investment Plan (the "Employee Savings Plan") owned 682,665 Shares and the Company's Regional Plants Retirement and Savings Plan (the "Regional Savings Plan") owned 64,198 Shares, all of which were held in either the Company Stock Fund or the PAYSOP Stock Fund (collectively, the "Fund"). Interests in the Fund are credited to the individual accounts of the participants, beneficiaries of deceased participants and alternate payees pursuant to qualified domestic orders (collectively, "Participants") of the Employee Savings Plan and the Regional Savings Plan, as applicable.

     Shares representing a Participant's proportional interest in the Fund under the Employee Savings Plan will, subject to the limitations of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and applicable regulations thereunder, be tendered by Firstar Trust Company, as trustee of the Employee Savings Plan, according to the instructions of such Participant in the Employee Savings Plan. Employee Savings Plan Shares in the Fund for which the trustee has not received timely instructions from Participants will not be tendered. The trustee will make available to the Participants in the Employee Savings Plan whose accounts are credited with Shares in the Fund all documents furnished to shareholders generally in connection with the Offer. The Company will also provide additional information in a separate letter with respect to the application of the Offer to Participants in the Employee Savings Plan. BECAUSE THE DEPOSITARY FOR THE OFFER ALSO ACTS AS TRUSTEE OF THE EMPLOYEE SAVINGS PLAN, PARTICIPANTS IN THE EMPLOYEE SAVINGS PLAN MAY USE THE LETTER OF TRANSMITTAL TO INSTRUCT THE TRUSTEE REGARDING THE OFFER BY COMPLETING THE BOX ENTITLED "TENDER OF EMPLOYEE SAVINGS PLAN SHARES." PARTICIPANTS IN THE EMPLOYEE SAVINGS PLAN ARE URGED TO READ THE LETTER OF TRANSMITTAL AND THE ASSOCIATED MATERIALS CAREFULLY. Each Participant in the Employee Savings Plan may direct that all, some or none of the Shares credited to the Participant's account in the Fund be tendered and the price at which such Participant's Shares are to be tendered. All proceeds received by the trustee on account of Shares purchased from the Employee Savings Plan will be reinvested in the Balanced Fund (Vanguard Wellington Fund) as soon as administratively possible and such investment will be credited to the Employee Savings Plan Participants' individual accounts. Participants may contact Firstar Trust Company at 1-800-236-3982 after the reinvestment is complete to have any proceeds of the sale of Shares that were invested in the Balanced Fund (Vanguard Wellington Fund) invested in other investment options offered under the Employee Savings Plan.

     Shares representing a Participant's proportional interest in the Fund under the Regional Savings Plan will, subject to the limitations of ERISA and applicable regulations thereunder, be tendered by CG Trust Company ("CG Trust"), as trustee of the Regional Savings Plan, according to the instructions of such Participant in the Regional Savings Plan. Regional Savings Plan Shares in the Fund for which CG Trust has not received timely instructions from Participants will not be tendered. CG Trust will make available to the Participants in the Regional Savings Plan whose accounts are credited with Shares in the Fund all documents furnished to shareholders generally in connection with the Offer. Each such Participant will also receive a form upon which the Participant may instruct CG Trust regarding the Offer. The Company will also provide additional information in a separate letter with respect to the application of the Offer to Participants in the Regional Savings Plan. PARTICIPANTS IN THE REGIONAL SAVINGS PLAN MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF THE SHARES ATTRIBUTABLE TO THEIR ACCOUNTS, BUT MUST USE THE SEPARATE FORM SENT TO THEM. PARTICIPANTS IN THE REGIONAL SAVINGS PLAN ARE URGED TO READ THE SEPARATE FORM AND RELATED MATERIALS CAREFULLY. Each Participant in the Regional Savings Plan may direct that all, some or none of the Shares credited to the Participant's account in the Fund be tendered and the price at which such Participant's Shares are to be tendered. All proceeds received by CG Trust on account of Shares purchased from the Regional Savings Plan will be reinvested in the Fixed Income Fund (CIGNA Guaranteed Income Fund) as soon as administratively possible and such investment will be credited to the Regional Savings Plan Participants' individual accounts. Participants may contact CG Trust at 1-800-253-2287 after the reinvestment is complete to have any proceeds of the sale of Shares, which were invested in the Fixed Income Fund (CIGNA Guaranteed Income Fund), invested at the Participants direction in the investment options offered under the Regional Savings Plan, effective at the beginning of the following calendar quarter.

     Dividend Reinvestment Plan. Shares credited to participants' accounts under the Company's Dividend Reinvestment Plan (the "Dividend Reinvestment Plan") will be tendered by Firstar Trust Company, as administrator, according to instructions provided to the administrator from participants in the Dividend Reinvestment Plan. Dividend Reinvestment Plan Shares for which the administrator has not received timely instructions from participants will not be tendered. The administrator will make available to the participants whose accounts are credited with Shares under the Dividend Reinvestment Plan all documents furnished to shareholders generally in connection with the Offer. BECAUSE THE DEPOSITARY FOR THE OFFER ALSO ACTS AS ADMINISTRATOR OF THE DIVIDEND REINVESTMENT PLAN, PARTICIPANTS IN THE DIVIDEND REINVESTMENT PLAN MAY USE THE LETTER OF TRANSMITTAL TO INSTRUCT THE ADMINISTRATOR REGARDING THE OFFER BY COMPLETING THE BOX ENTITLED "TENDER OF DIVIDEND REINVESTMENT PLAN SHARES." Each participant may direct that all, some or none of the Shares credited to the participant's account under the Dividend Reinvestment Plan be tendered and the price at which such participant's Shares are to be tendered. Participants in the Dividend Reinvestment Plan are urged to read the Letter of Transmittal and related materials carefully.

     If a participant tenders all of such participant's Dividend Reinvestment Plan Shares, and all such Shares are purchased by the Company pursuant to the Offer, such tender will be deemed to be authorization and written notice to Firstar Trust Company of termination of such participant's participation in the Dividend Reinvestment Plan.

     Company Stock Incentive Plan. The Company is not offering, as part of the Offer, to purchase any of the options (the "Options") outstanding under the Company's Stock Incentive Plan, and tenders of such Options will not be accepted. Holders of Options who wish to participate in the Offer may either (a) comply with the procedures for guaranteed delivery set forth under "Guaranteed Delivery" above without having to exercise their Options until after the results of the Offer are known (provided, however, that an Option holder will not be required to make the requisite tender through an Eligible Institution and may personally execute and deliver the

Notice of Guaranteed Delivery) or (b) exercise their Options and purchase Shares and then tender such Shares pursuant to the Offer, provided that, in the case of either (a) or (b), any such exercise of an Option and tender of Shares is in accordance with the terms of the Stock Incentive Plan and the Options. In no event are any Options to be delivered to the Depositary in connection with a tender of Shares hereunder. An exercise of an Option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. All holders of Options are executive officers or key employees of the Company and have indicated that they do not intend to tender any Shares pursuant to the Offer.

     Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that (a) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (b) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of
(x) Shares tendered or (y) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire such Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered such Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and conditions of the Offer.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Tuesday, June 17, 1997.

     For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the name of the registered holder (if different from that of the person who tendered such Shares), the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry tender set forth in Section 3, the notice of withdrawal also must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any such notice. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding.

     Withdrawals may not be rescinded and any Shares withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn Shares are properly retendered prior to the Expiration Date by again following one of the procedures described in Section 3.

     If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company (a) will determine the Purchase Price it will pay for the Shares properly tendered and not withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering shareholders, and (b) will accept for payment and pay for (and thereby purchase) Shares properly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares that are tendered at or below the Purchase Price and not withdrawn (subject to the proration and conditional tender provisions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

     Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, the Company will accept for payment and pay a single per Share Purchase Price for 5,875,000 Shares (subject to increase or decrease as provided in Section 15) or such lesser number of Shares as are properly tendered at prices not in excess of $51.00 nor less than $43.00 per Share and not withdrawn as permitted in Section 4.

     The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

     In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately seven NYSE trading days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tender, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the appropriate Book-Entry Transfer Facility by the participant therein who so delivered such Shares) to the tendering shareholder at the Company's expense as promptly as practicable after the Expiration Date without expense to the tendering shareholders. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

     The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 14. ALSO SEE SECTION 14 REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. SHAREHOLDERS.

6. CONDITIONAL TENDER OF SHARES.

     Under certain circumstances set forth in Section 1 above, the Company may prorate the number of Shares purchased pursuant to the Offer. As discussed in
Section 14, the number of Shares to be purchased from a particular shareholder might affect the tax consequences of such purchase to such shareholder and such shareholder's decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number, if any, must be purchased and any shareholder wishing to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering shareholder's responsibility to calculate such minimum number of Shares and each shareholder is urged to consult his or her own tax advisor. If the effect of accepting tenders on a pro rata basis is to reduce the number of Shares to be purchased from any shareholder below the minimum number so specified, such tender will automatically be deemed withdrawn, except as provided in the next paragraph, and Shares tendered by such shareholder will be returned as soon as practicable after the Expiration Date.

     However, if so many conditional tenders would be deemed withdrawn that the total number of Shares to be purchased falls below 5,875,000, then, to the extent feasible, the Company will select enough of such conditional tenders, which would otherwise have been deemed withdrawn, to purchase such desired number of Shares. In selecting among such conditional tenders, the Company will select by random lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased. Conditional tenders will be selected by lot only from shareholders who tender all of their Shares.

     IN THE EVENT OF PRORATION, ANY SHARES TENDERED PURSUANT TO A CONDITIONAL TENDER FOR WHICH THE MINIMUM REQUIREMENTS ARE NOT SATISFIED MAY NOT BE ACCEPTED AND WILL THEREBY BE DEEMED WITHDRAWN.

7. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after April 16, 1997 and prior to the time of payment for any such Shares (whether any Shares have previously been accepted for payment pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) and, in the Company's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), the occurrence of such event or events makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

          (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or (ii) in the Company's sole judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company's sole judgment, would or might directly or indirectly
     (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;
     (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or
     (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's sole judgment, might affect the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares; (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the Company's business, operations or prospects or that, in the sole judgment of the Company, makes it inadvisable to proceed with the Offer; (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on April 16, 1997;

          (d) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or the Company shall have learned that (i) any person, entity or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding Shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission before April 16,
     1997); (ii) any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission before April 16, 1997 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Shares; or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities; or

          (e) any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company or its subsidiaries that, in the Company's sole judgment, is or may be material to the Company or its subsidiaries.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition and may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding.

8. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed and traded on the NYSE. The following table sets forth, for the fiscal quarters indicated, the high and low closing per Share sales prices on the NYSE Composite Tape as compiled from published financial sources and the cash dividends declared per Share in each such fiscal quarter:

                                                                HIGH     LOW    DIVIDENDS
                                                                ----     ---    ---------
Fiscal 1995(1):
  September.................................................   $39 1/4  $33 1/8    $.23
  December..................................................    36 1/2   30 1/2     .25
  March.....................................................    37 3/4   32 1/4     .25
  June......................................................    38       34         .25

Fiscal 1996:
  September.................................................   $41      $32 3/4    $.26
  December..................................................    44 1/8   39         .26
  March.....................................................    44 3/4   39 3/4     .26
  June......................................................    46 7/8   40 1/2     .27

Fiscal 1997:
  September.................................................   $45 7/8  $36 1/2    $.27
  December..................................................    44 5/8   39 1/4     .27
  March.....................................................    46 3/8   43         .27
  June (through April 21, 1997).............................    48       42 3/4     .28

---------------
(1) Adjusted for a two-for-one stock split effective November 14, 1994.

     On April 15, 1997, the last full trading day on the NYSE prior to the announcement of the Offer, the closing per Share sales price on the NYSE Composite Tape was $42.75. On April 21, 1997, the last full trading day on the NYSE prior to the commencement of the Offer, the closing per Share sales price on the NYSE Composite Tape was $47.25. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     The Company's Board of Directors has declared a dividend of $0.28 per Share to holders of record of the Company's Common Stock at the close of business on June 5, 1997, to be paid on or about June 27, 1997. Shares that are purchased pursuant to the Offer prior to June 5, 1997 will not be entitled to receive such dividend.

9. SOURCE AND AMOUNT OF FUNDS.

     Assuming the Company purchases 5,875,000 Shares pursuant to the Offer at a purchase price of $51.00 per Share, the Company expects the maximum aggregate cost to purchase Shares and to pay related fees and expenses to be approximately $300,000,000. The Company expects to fund the purchase of Shares pursuant to the Offer and the payment of related fees and expenses from available cash and bank borrowings under the Credit Agreement described below. The Company expects to use the net proceeds of the Note Offering to repay borrowings incurred under the Company's credit facilities.

     On April 18, 1997, the Company entered into a five-year, $250,000,000 revolving credit facility (the "Credit Agreement"), among the Company, the banks signatory thereto (the "Banks") and Bank of America National Trust & Savings Association, as agent (the "Agent"). Borrowings under the Credit Agreement by the Company bear interest at a rate per annum equal to, at the Company's option, either (a) the higher of (i) the rate of interest publicly announced from time to time by the Agent as its reference rate and (ii) 0.5% per annum above the federal funds rate or (b) the interbank reserve adjusted rate for one, two, three or six month eurocurrency deposits as quoted by the Agent for deposits with major international banks plus a margin that may be adjusted up or down based on the Company's debt ratings. An arrangement fee of 0.09% was paid by the Company to BancAmerica Securities, Inc., as arranger, and a facility fee of between 0.08% and 0.20% is payable to the Banks quarterly in arrears. Borrowings under the Credit Agreement are unsecured and mature on April 18, 2002. The Credit Agreement also contains certain representations and warranties, covenants and conditions customary to credit facilities of this nature. As of the date hereof, there have been no borrowings under the Credit Agreement.

     The preceding summary of the Credit Agreement is qualified in its entirety by reference to the text of the Credit Agreement, which is filed as an exhibit to the Issuer Tender Offer Statement on Schedule 13E-4 (the

"Schedule 13E-4") of which this Offer to Purchase forms a part. A copy of the
Schedule 13E-4 may be obtained from the Commission in the manner provided in
Section 10 under the heading "-- Additional Information."

10. CERTAIN INFORMATION CONCERNING THE COMPANY.

GENERAL

     The Company is the world's largest producer of air cooled gasoline engines for outdoor power equipment. The Company designs, manufactures, markets and services these products for original equipment manufacturers worldwide. These engines are aluminum alloy gasoline engines ranging from 3 through 25 horsepower. The Company's engines are primarily used in a variety of lawn and garden applications, including walk-behind lawn mowers, riding lawn mowers and tillers. The Company's engines are also used in many commercial products for both industrial and consumer applications, including generators, pumps and compressors. Many retailers specify the Company's engines on the powered equipment they sell, and the Company's name is often featured prominently on a product despite the fact that its engine is just a component.

     The Company also manufactures replacement engines and service parts and sells them to central sales and service distributors. The Company owns its principal international distributors. In the United States the distributors are independently owned and operated. These distributors supply service parts and replacement engines directly to approximately 30,000 independently owned authorized service dealers throughout the world. These distributors and service dealers implement the Company's commitment to reliability and service.

CERTAIN FINANCIAL INFORMATION

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The following summary historical financial information as of and for each of the two fiscal years ended June 30, 1996 was derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended June 30, 1996 (the "Company's 1996 Annual Report"). The following summary historical financial information as of and for the six months ended December 29, 1996 and December 31, 1995 was derived from the unaudited consolidated condensed financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended December 29, 1996 (the "Company's 1997 Second Quarterly Report"), each of which is hereby incorporated herein by reference, and other information and data contained in the Company's 1996 Annual Report and the Company's 1997 Second Quarterly Report. More comprehensive financial information is included in such reports, and the financial information that follows is qualified in its entirety by reference to such reports, as such reports may be amended from time to time, and all the financial statements and related notes contained therein, copies of which may be obtained as set forth below under the caption "-- Additional Information."

     The summary historical financial information as of and for the six months ended December 29, 1996 and December 31, 1995, is unaudited and was derived from the accounting records of the Company. In the opinion of management of the Company, the summary historical financial information as of and for the six months ended December 29, 1996 and December 31, 1995 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. Results for an interim period may not be indicative of the results of operation for any future period.

     The summary pro forma financial information gives effect to the purchase of Shares pursuant to the Offer and the consummation of the Note Offering, based on certain assumptions described in the Notes to Summary Historical and Pro Forma Financial Information, as if the purchase of Shares pursuant to the Offer and the Note Offering were consummated on July 1, 1996 and July 3, 1995, with respect to the income statement information, and on December 29, 1996 and June 30, 1996, with respect to the balance sheet information.

     The summary pro forma financial information is not necessarily indicative of the results of operations of the Company had the transactions reflected therein actually been consummated on the dates and at the prices assumed and are not necessarily indicative of the results of operations for any future period.

                                                                   FISCAL YEAR
                                               ---------------------------------------------------

                                                           PRO FORMA
                                               ---------------------------------
                                                   ASSUMED           ASSUMED
                                                $43 PER SHARE     $51 PER SHARE
                                               PURCHASE PRICE,   PURCHASE PRICE,
                                                    1996              1996          1996     1995
                                               ---------------   ---------------   ------   ------
                                               (IN MILLIONS, EXCEPT RATIOS AND PER SHARE INFORMATION)
INCOME STATEMENT INFORMATION:
  Net sales..................................      $1,287            $1,287        $1,287   $1,340
  Income before taxes........................         131               128           149      170
  Net income.................................          81                79            92      104
  Average number of shares outstanding.......          23                23            29       29
  Earnings per share.........................      $ 3.51            $ 3.43        $ 3.19   $ 3.62
  Ratio of earnings to fixed charges.........         6.3x              5.8x         14.5x    18.0x
BALANCE SHEET INFORMATION
  (at end of period):
  Working capital............................      $  186            $  139        $  266   $  256
  Total assets...............................         760               713           838      798
  Total debt.................................         270               270            95      101
  Other long-term liabilities................          87                87            87       87
  Shareholders' investment...................         248               201           501      439
  Book value per common share................      $10.76            $ 8.72        $17.30   $15.19

                                                                      SIX MONTHS ENDED
                                               ---------------------------------------------------------------
                                                           PRO FORMA
                                               ---------------------------------
                                                   ASSUMED           ASSUMED
                                                $43 PER SHARE     $51 PER SHARE
                                               PURCHASE PRICE,   PURCHASE PRICE,
                                                DECEMBER 29,      DECEMBER 29,     DECEMBER 29,   DECEMBER 31,
                                                    1996              1996             1996           1995
                                               ---------------   ---------------   ------------   ------------
                                                   (IN MILLIONS, EXCEPT RATIOS AND PER SHARE INFORMATION)
INCOME STATEMENT INFORMATION:
  Net sales..................................      $  461            $  461           $  461         $  519
  Income before taxes........................           9                 8               18             33
  Net income.................................           5                 4               11             21
  Average number of shares outstanding.......          23                23               29             29
  Earnings per share.........................      $  .22            $  .17           $ 0.40         $ 0.71
  Ratio of earnings to fixed charges.........         1.7x              1.5x             5.5x           7.8x
BALANCE SHEET INFORMATION
  (at end of period):
  Working capital............................      $  174            $  127           $  254         $  225
  Total assets...............................         924               924              922            905
  Total debt.................................         390               437              135            197
  Other long-term liabilities................         104               104              104             86
  Shareholders' investment...................         243               196              496            445
  Book value per common share................      $10.54            $ 8.50           $17.15         $15.37

---------------

NOTES TO SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

     The following assumptions were made in presenting the summary historical and pro forma financial information:

(a) The pro forma income statement information assumes 5,875,000 Shares are purchased at $43 per Share and $51 per Share, as applicable, with the purchase being initially financed with borrowings under the Credit Agreement of $173,000,000 and available cash of $80,000,000 and $127,000,000, respectively. The borrowings under the Credit Agreement are expected to be repaid using the anticipated net proceeds from the Note Offering of $173,000,000. The notes issued pursuant to the Note Offering are assumed to bear interest at 7.50% per annum. The income statement information also assumes increased interest expense under the Company's credit facilities to fund seasonal working capital requirements and less interest income as a result of less available cash.

(b) The December 29, 1996 pro forma balance sheet information assumes 5,875,000 Shares are purchased at $43 per Share and $51 per Share, as applicable, with the purchase being financed with net borrowings under the Credit Agreement of $80,000,000 and $127,000,000, respectively, and borrowings related to the Note Offering of $173,000,000. It is anticipated that at the Expiration Date the Company will utilize borrowings under the Credit Agreement of $173,000,000 and available cash of $80,000,000 and $127,000,000, respectively, to fund the purchase of Shares pursuant to the Offer. The borrowings under the Credit Agreement are expected to be repaid using the anticipated net proceeds from the Note Offering of $173,000,000.

(c) The June 30, 1996 pro forma balance sheet information assumes 5,875,000 Shares are purchased at $43 per Share and $51 per Share, as applicable, with the purchase being initially financed with borrowings under the Credit Agreement of $173,000,000 and available cash of $80,000,000 and $127,000,000, respectively. The borrowings under the Credit Agreement are expected to be repaid using the anticipated net proceeds from the Note Offering of $173,000,000.

(d) For the computation of the ratio of earnings to fixed charges, "earnings" has been calculated by adding income before taxes, interest expense and fixed charges of unconsolidated subsidiaries. "Fixed charges" consist of interest expense and fixed charges of unconsolidated subsidiaries.

(e) Book value per share is calculated as total shareholders' investment divided by the number of pro forma shares outstanding at the end of the period.

ADDITIONAL INFORMATION

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 2120, Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, New York, New York 10048. Copies of such material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Shares are listed.

11. INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     As of April 16, 1997 the Company had issued and outstanding 28,927,000 Shares and had reserved for issuance upon exercise of outstanding stock options 3,361,935 Shares. The 5,875,000 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 20% of the outstanding Shares. As of April 16, 1997, the Company's directors and executive officers as a group (20 persons) beneficially owned an aggregate of 1,247,160 Shares, representing approximately 4.3% of the outstanding Shares. Each of the Company's executive officers and directors has advised the Company that he does not intend to tender any Shares pursuant to the Offer. If the Company purchases 5,875,000 Shares pursuant to the Offer, then immediately after the purchase of Shares pursuant to the Offer, the Company's executive officers and directors as a group will beneficially own approximately 5.4% of the outstanding Shares.

     Neither the Company nor any subsidiary of the Company nor, to the best of the Company's knowledge, any of the Company's directors or executive officers nor any affiliates of any of the foregoing, had any transactions involving the Shares during the 40 business days prior to the date hereof.

     Except for outstanding options to purchase Shares granted from time to time to certain employees (including executive officers) of the Company pursuant to the Company's Stock Incentive Plan and except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of shareholders. Nonetheless, the Company anticipates that there will be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE, the Company does not believe that its purchase of Shares pursuant to the Offer will cause the Company's remaining Shares to be delisted from the NYSE.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral.

The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offering pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 7.

14. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of Shares for cash pursuant to the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change (possibly on a retroactive basis). This summary does not discuss all the tax consequences that may be relevant to a particular shareholder in light of the shareholder's particular circumstances and it is not intended to be applicable in all respects to all categories of shareholders, some of whom -- such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities or currencies, persons that hold Shares received in the exchange as a position in a "straddle," as part of a "synthetic security," "hedge," "conversion transaction" or other integrated investment, persons who received Shares as compensation or persons whose functional currency is other than United States dollars -- may be subject to different rules not discussed below. In addition, this summary does not address any state, local or foreign tax considerations that may be relevant to a shareholder's decision to tender Shares pursuant to the Offer. This summary discusses only Shares held as capital assets within the meaning of Section 1221 of the Code. EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL CONSEQUENCES OF PARTICIPATING IN THE OFFER, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

     Consequences of an Exchange of Shares for Cash Pursuant to the Offer. An exchange of Shares for cash will be treated as a sale of Shares by the exchanging shareholder provided that at least one of the following tests is met:

          (a) as a result of the exchange, the shareholder's equity interest in the Company is completely terminated;

          (b) there results from the exchange, a "substantially disproportionate" reduction in the shareholder's equity interest in the Company; or

          (c) the receipt of cash in exchange for the shareholder's Shares is not "essentially equivalent to a dividend."

     In applying the foregoing tests, the constructive ownership rules of
Section 318 of the Code apply. Thus, a shareholder generally takes into account Shares actually owned by the shareholder as well as Shares actually (and in some cases constructively) owned by others, but which the shareholder is treated as owning by reason of the application of the constructive ownership rules. Pursuant to the constructive ownership rules, a shareholder will be considered to own those Shares owned, directly or indirectly, by certain members of the shareholder's family and certain related entities (such as corporations, partnerships, trusts and estates) in which the shareholder has an interest, as well as Shares which the shareholder has an option to purchase. Under certain circumstances, sales of Shares by a shareholder which are contemporaneous with such shareholder's exchange of Shares for cash pursuant to the Offer may be taken into account in determining whether any of the above tests are satisfied.

     If a shareholder could meet the complete termination of interest test except for attribution from family members, such attribution can be waived if a number of requirements are met, including the timely filing of an agreement with the Internal Revenue Service (the "IRS"). A "substantially disproportionate" reduction will occur if the shareholder's percentage interest in the voting and common stock of the Company immediately after the exchange is less than 80% of such shareholder's percentage interest in the voting and common stock of the Company immediately before the exchange. The receipt of cash by a shareholder pursuant to the Offer may not be "essentially equivalent to a dividend" if, as a result of the exchange, the shareholder has had a "meaningful reduction" in its proportionate equity interest in the Company. The IRS has stated that the "meaningful reduction" test is generally met by a minority shareholder with a minimal interest when there is any reduction in such a shareholder's interest, so long as such shareholder does not exercise any control over the affairs of the Company. Each shareholder should consult his or her own tax advisor as to the application of these rules to his or her particular situation.

     If an exchange of Shares for cash pursuant to the Offer is treated as a sale because a shareholder meets any of the above three tests, the shareholder will recognize gain or loss on the exchange in an amount equal to the difference between the amount of cash received by the shareholder and such shareholder's tax basis in the Shares exchanged. Such gain or loss will be a capital gain or loss and will be long-term capital gain or loss if the Shares were held more than one year. Calculation of gain or loss must be made separately for each block of Shares owned by a shareholder (i.e., Shares acquired in a single transaction). A shareholder may be able to designate which blocks and the order of such blocks of Shares to be tendered pursuant to the Offer. However, under legislation recently proposed by the Treasury Department, gain or loss would be determined based on the average tax basis of all Shares held by the beneficial owner. Such legislation is proposed to be effective 30 days after the date of enactment.

     If a shareholder's exchange of Shares for cash pursuant to the Offer satisfies none of the foregoing three tests, the receipt of cash by the shareholder will be treated as a distribution from the Company and will be taxed to the shareholder as ordinary dividend income to the extent of the Company's current and accumulated earnings and profits. Any portion of such a distribution that is not taxed to the shareholder as a dividend will be treated first as a tax-free return of capital to the shareholder, reducing the tax basis of the shareholder's Shares by the amount of such distribution (but not below zero), with any amount of the distribution in excess of the shareholder's tax basis taxable as capital gain. The tax basis of a shareholder's Shares which are exchanged for cash pursuant to the Offer is added to such shareholder's tax basis in his or her remaining Shares and cannot be used to offset such shareholder's dividend income, if any, from the exchange.

     In the case of a corporate shareholder, if the cash paid is treated as a dividend, such dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations, and may not be available if the corporate shareholder does not satisfy certain holding period requirements with respect to the Shares or if the Shares are treated as "debt financed portfolio Stock" within the meaning of Code Section 246A(c). Additionally, if a dividends-received deduction is available, the dividend may be treated as an "extraordinary dividend" under section 1059(a) of the Code, in which case a corporate shareholder's adjusted tax basis in the Shares retained by such shareholder would be reduced, but not below zero, by the amount of the nontaxed portion of such dividend. Any amount of the nontaxed portion of the dividend in excess of the corporate shareholder's adjusted tax basis generally will be subject to tax upon a sale or other taxable disposition of the Shares. Corporate shareholders are urged to consult their own tax advisors as to the effect of Section 1059 of the Code on the adjusted tax basis of their Shares. Legislation recently proposed by the Treasury Department would, if enacted as currently written, alter these rules in certain respects.

     The Company cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer shares than are tendered. Consequently, the Company can give no assurance that a sufficient number of any shareholder's Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for federal income tax purposes pursuant to the rules discussed above. However, see
Section 6 regarding a shareholder's right to tender Shares subject to the condition that a specified minimum number of such Shares must be purchased (if any are purchased).

     Consequences to Shareholders Who Do Not Tender Pursuant to the
Offer. Shareholders who do not accept the Company's Offer to tender their Shares will not incur any tax liability as a result of the consummation of the Offer.

     Backup Federal Income Tax Withholding. Payments in connection with the Offer may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the shareholder (a) fails to furnish such shareholder's social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails to properly report to the IRS interest or dividends or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such shareholder's current number and that such shareholder is not subject to backup withholding. To prevent backup withholding each shareholder should complete the substitute IRS Form W-9 included in the Letter of Transmittal. Certain persons generally are exempt from backup withholding, including corporations, financial institutions and certain Non-U.S. shareholders. In order to qualify for an exemption from backup withholding, a Non-U.S. shareholder must submit a properly executed IRS Form W-8 to the Depositary.

     Withholding for Non-U.S. Shareholders. Although a Non-U.S. shareholder may be exempt from U.S. federal backup withholding, certain payments to Non-U.S. shareholders are subject to U.S. withholding tax at a rate of 30%. The Depositary will withhold the 30% tax from gross payments made to Non-U.S. shareholders pursuant to the Offer unless the Depositary determines that a Non-U.S. shareholder is either exempt from the withholding or entitled to a reduced withholding rate under an income tax treaty. For purposes of this discussion, a "Non-U.S. shareholder" means a shareholder who is not (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized under the laws of the United States or of any State or political subdivision of the foregoing, (c) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (d) a "United States Trust". A United States Trust is (a) for taxable years beginning after December 31, 1996, or if the trustee of a trust elects to apply the following definition to an earlier taxable year, any trust if, and only if, (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. trustees have the authority to control all substantial decisions of the trust, and (b) for all other taxable years, any trust the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A Non-U.S. shareholder will not be subject to the withholding tax if the payment from the Company is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. shareholder (and, if certain tax treaties apply, is attributable to a United States permanent establishment maintained by such Non-U.S. shareholder) and the Non-U.S. shareholder has furnished the Depositary with a properly executed IRS Form 4224 prior to the time of payment.

     A Non-U.S. shareholder who is eligible for a reduced rate of withholding pursuant to a U.S. income tax treaty must certify such to the Depositary by providing to the Depositary a properly executed IRS Form 1001 prior to the time payment is made. A Non-U.S. shareholder may be eligible to obtain from the IRS a refund of tax withheld if such Non-U.S. shareholder is able to establish that no tax (or a reduced amount of tax) is due.

     ALL SHAREHOLDERS OF SHARES OF THE COMPANY ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF EXCHANGING SHARES FOR CASH PURSUANT TO THE OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

15. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of and payment for any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designated to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (a) the Company increases or decreases the price to be paid for Shares, the number of Shares being sought in the Offer or the Dealer Manager's soliciting fees and, in the event of an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16. FEES AND EXPENSES.

     The Company has retained Credit Suisse First Boston to act as the Dealer Manager in connection with the Offer. Credit Suisse First Boston will receive a fee for its services of $.09 per Share accepted for payment pursuant to the Offer. The Company also has agreed to reimburse Credit Suisse First Boston for certain out-of-pocket expenses incurred in connection with the Offer and to indemnify Credit Suisse First Boston against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. Credit Suisse First Boston is expected to be lead managing underwriter of the Note Offering.

     The Company has retained Georgeson & Company Inc. to act as Information Agent and Firstar Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the

Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     No fees or commissions will be payable to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. The Company, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer and related materials to the beneficial owners of Shares held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

17. MISCELLANEOUS.

     The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 which contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGER IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

                                          BRIGGS & STRATTON CORPORATION

April 22, 1997

     Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                             FIRSTAR TRUST COMPANY

           By Mail:                                                          By Hand:
     Firstar Trust Company                                          IBJ Schroeder Bank & Trust
   Corporate Trust Services                                           One State Street Plaza
     Post Office Box 2077                                            New York, New York 10004
Milwaukee, Wisconsin 53201-2077                                     Attn: Securities Processing
                                                                              Window
                                                                       Subcellar One (SC-1)

  By Facsimile Transmission:               Telephone:                  By Overnight Courier:
        (414) 276-4226                   (800) 637-7549                Firstar Trust Company
  (for Eligible Institutions                                         Corporate Trust Services
              Only)
     Confirm by Telephone                                            615 East Michigan Street
                                                                             4th Floor
                                                                    Milwaukee, Wisconsin 53202

     Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at the telephone numbers and locations listed below. Shareholders may also contact their local broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        [GEORGESON & COMPANY INC. LOGO]

                               Wall Street Plaza

                               New York, NY 10005
                 Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064

                      The Dealer Manager for the Offer is:

                           CREDIT SUISSE FIRST BOSTON

                             Eleven Madison Avenue
                            New York, NY 10010-3629
                                 (800) 881-8320

April 22, 1997